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                                                                      EXHIBIT 12

CINEMARK USA, INC. AND SUBSIDIARIES
10K

COMPUTATION OF EARNINGS TO FIXED CHARGES

                                         12 Mos Ended   12 Mos Ended    12 Mos Ended    12 Mos Ended    12 Mos Ended
                                         Dec. 31, 2002  Dec. 31, 2001   Dec. 31, 2000   Dec. 31, 1999   Dec. 31, 1998
                                         -------------  -------------   -------------   -------------   -------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING OPERATIONS                   64,737,055    (18,135,897)    (10,171,364)      7,711,789      22,476,984
CAPITALIZED INTEREST                          432,992        217,288        (180,622)     (3,987,319)     (4,182,404)
                                         ------------   ------------    ------------    ------------    ------------
TOTAL EARNINGS                             65,170,047    (17,918,609)    (10,351,986)      3,724,470      18,294,580

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                           55,428,317     68,542,792      73,151,772      59,011,239      42,257,979
CAPITALIZED INTEREST                                0        215,704         613,614       4,312,499       4,397,643
AMORTIZATION OF DEBT ISSUE COST             2,364,680      2,387,828         885,449         855,839         755,601
INTEREST FACTOR ON RENT EXPENSE            34,955,902     38,245,508      36,162,868      29,936,114      20,427,123
                                         ------------   ------------    ------------    ------------    ------------

TOTAL FIXED CHARGES                        92,748,899    109,391,832     110,813,703      94,115,691      67,838,346

TOTAL EARNINGS AND FIXED CHARGES          157,918,946     91,473,223     100,461,717      97,840,161      86,132,926
                                         ------------   ------------    ------------    ------------    ------------

RATIO OF EARNINGS TO FIXED CHARGES               1.70             --              --            1.04            1.27
                                         ============   ============    ============    ============    ============

For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $17.9 million and $10.4 million, respectively.